Exhibit 99.1

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CARPENTER TECHNOLOGY TO ACQUIRE ASSETS OF PURIS LLC

Provides Immediate Entry into Rapidly Growing Titanium Powders Market

Advances Position in Additive Manufacturing

Strengthens Core Capabilities as a Solutions Provider

PHILADELPHIA — February 2, 2017 — Carpenter Technology Corporation (NYSE: CRS) today announced the execution of a definitive asset purchase agreement for the purchase of substantially all of the assets and business of Puris LLC (“Puris”), a producer of titanium powder for additive manufacturing and advanced technology applications, for $35 million. The assets and business to be acquired include Puris’ titanium powder operations and business, additive manufacturing assets, patents and related intellectual property.

“This acquisition will provide Carpenter with immediate entry into the rapidly expanding titanium powder market and is consistent with our strategic focus on strengthening our leadership position in important growth areas,” said Tony Thene, Carpenter’s President & CEO. “Puris brings industry leading technology and processes for the production of titanium powder, additive manufacturing part production capabilities, a talented team, attractive intellectual property, and established customer relationships. The strengths of Puris, coupled with Carpenter’s reputation as an industry leading producer of premium alloys and our global commercial reach, will allow us to further deliver on the growing needs of our customers.”

As a result of the transaction, Carpenter will enter the titanium powder market significantly earlier than previously planned and will reduce its planned fiscal year 2017 capital expenditures by approximately $20 million.

Operations will continue at the existing site which is well positioned for future expansion and will operate as a functional unit of Carpenter Powder Products, complementing Carpenter’s existing broad portfolio of well-established powder metallurgy offerings.

Stephen Peskosky, Vice President of Corporate Development at Carpenter stated, “The addition of titanium powder to Carpenter’s existing capabilities is significant due to the current and anticipated demand increases from the additive manufacturing industry, which produces mission critical parts supplied to Aerospace and Medical markets, as well as other markets.  As we continue to differentiate Carpenter as a solutions provider and market focused company, we believe the expansion of our powder and additive manufacturing capabilities further enhances the value we provide our customers and further expands our long-term growth profile.”

Puris is based in Bruceton Mills, WV and is a leading producer of titanium powder for additive manufacturing and other applications. The Puris team includes pioneers in the evolution of spherical titanium powder atomization and utilizes world-leading technology and processes for producing titanium and other pre-alloyed powders of the highest integrity. In addition, the flexibility of Puris’ production capacity and process enables fulfillment of both high volume demands, as well as custom lots. Since its founding in 2014, Puris has successfully built leading capabilities, established advanced technology procedures, and earned valuable quality approvals and accreditations.

The transaction is subject to customary closing conditions and closing is expected to occur during the quarter ended March 31, 2017.

About Carpenter Technology

Carpenter Technology Corporation is a leading producer and distributor of premium specialty alloys, including titanium alloys, nickel and cobalt based superalloys, stainless steels, alloy steels and tool steels.  Carpenter’s high-performance materials and advanced process solutions are an integral part of critical applications used within the aerospace, transportation, medical and energy markets, among other markets.  Building on its history of innovation, Carpenter’s powder technology capabilities support a range of next-generation products and manufacturing techniques, including additive manufacturing and 3D Printing.  Information about Carpenter can be found at www.cartech.com.

Forward-Looking Statements

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended June 30, 2016, Form 10-Q for the quarter ended September 30, 2016 and the exhibits attached to those filings. They include but are not limited to: (1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, defense, industrial, transportation, consumer, medical and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers and suppliers, or the transfer of manufacturing capacity from the United States to foreign countries; (2) the ability of Carpenter to achieve cash generation, growth, earnings, profitability, operating income, cost savings and reductions, qualifications, productivity improvements or process changes; (3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (4) domestic and foreign excess manufacturing capacity for certain metals; (5) fluctuations in currency exchange rates; (6) the degree of success of government trade actions; (7) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (8) possible labor disputes or work stoppages; (9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (10) the ability to successfully acquire and integrate acquisitions; (11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (13) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in facilities in Reading and Latrobe, Pennsylvania and Athens, Alabama for which there may be limited alternatives if there are significant equipment failures or a catastrophic event; (14) the ability to hire and retain key personnel, including members of the executive management team, management, metallurgists and other skilled personnel; (15) fluctuations in oil and gas prices and production; and (16) the success of actions taken to reduce costs associated with retirement and pension plans. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.